PURCHASE AND SALE AGREEMENT

by and between

CHEROKEE NORTH KANSAS CITY, LLC,

a Delaware limited liability company

SELLER

and

NORTHTOWN BUSINESS CENTER, L.L.C.,

a Missouri limited liability company

PURCHASER

Property: 105 West 26th Avenue,

North Kansas City, Missouri

Dated as of: June 28, 2006

	4.4 New Leases.	14
5	Representations and Warranties.	14
	5.1 By Seller.	14
	5.2 By Purchaser.	16
	5.3 Broker.	16
6	Costs and Prorations.	17
	6.1 Purchaser’s Costs.	17
	6.2 Seller’s Costs.	18
	6.3 Prorations.	18
	6.4 Security Deposits.	18
	6.5 Taxes.	18
	6.6 Contracts.	18
	6.7 Utility Deposits.	19
	6.8 Post-Closing Collection.	19
	6.9 In General.	19
	6.10 Purpose and Intent.	19
7	Damage, Destruction or Condemnation.	19
	7.1 Material Event.	19
	7.2 Immaterial Event.	20
	7.3 Termination.	20
8	Notices.	20
9	Closing and Escrow.	21
	9.1 Seller’s Deliveries.	21
	9.2 Purchaser’s Deliveries.	22

	9.3 Possession.	23
10	Default.	23
	10.1 Purchaser Default.	23
	10.2 Seller Default.	23
	10.3 Attorneys’ Fees.	24
11	Miscellaneous.	24
	11.1 Entire Agreement.	24
	11.2 Severability.	24
	11.3 Applicable Law.	24
	11.4 Assignability.	24
	11.5 Successors Bound.	24
	11.6 Captions; Interpretation.	25
	11.7 No Partnership.	25
	11.8 Time of Essence.	25
	11.9 Counterparts.	25
	11.10 Recordation.	25
	11.11 Proper Execution.	25
	11.12 Liability of Seller.	25
	11.13 Waiver.	25
	11.14 Seller’s Performance.	26
	11.15 Title Company.	26
	11.16 Business Days.	26
	11.17 Surviving Obligations.	26
	11.18 §1031 Exchange	26

EXHIBITS
1.1.1 Legal Description
1.1.5 Schedule of Leases and Security Deposits
1.2.6 List of Environmental Reports
3.1.1 Form of Access Agreement
3.2.2 Existing Title and Survey Matters
3.3 Schedule of Contracts
5.1.12 Environmental Compliance Disclosures
9.1.1 Special Warranty Deed
9.1.2 Assignment and Assumption of Leases
9.1.3 Assignment and Assumption of Contracts
9.1.5 FIRPTA Affidavit
9.1.8 Form of Tenant Estoppel Certificate and Landlord Estoppel Certificate
9.1.10 Tenant Notification Letter
9.1.11 Contractor Notification Letter

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated effective as of the 28th day of June, 2006, is made by and between Cherokee North Kansas City, LLC, a Delaware limited liability company (“Seller”) and Northtown Business Center, L.L.C., a Missouri limited liability company (“Purchaser”).

RECITAL:

Seller is the owner of certain hereinafter described improved real property, and Seller desires to sell all of Seller's right, title and interest in and to such property, including the improvements constructed thereon and certain related personal property used in connection therewith, and the Purchaser desires to purchase such right, title and interest, in all cases upon the terms and conditions set forth herein. The parties have reached an understanding with respect to the purchase and sale of such property, and now wish to commit such understandings and agreements to writing.
AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertaking set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser covenant and agree as follows:

1.       The Property.

1.1       Description.
Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell, transfer and convey, and Purchaser agrees to purchase and acquire, all of Seller’s right, title and interest in and to the following (collectively, the “Property”):

1.1.1       Certain land (the “Land”) located in North Kansas City, Missouri, consisting of approximately 12.44 acres and more specifically described in Exhibit 1.1.1 attached hereto and by this reference made a part hereof;

1.1.2       The building (the “Building”), parking areas, utilities, improvements, and fixtures of every nature and every kind now situated on the Land, and consisting, generally, of an industrial building containing approximately 240,000 rentable square feet of industrial and related office and mezzanine space (with the Building and the other improvements located upon the Land and described in this Section being collectively, the “Improvements”);

1.1.3       All easements, hereditaments, utilities, rights, privileges, rights-of-way, tenements, and appurtenances incident or belonging thereto or inuring to the benefit of Seller and pertaining to the Land, if any;

1.1.4       All right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, open or proposed, in front or adjoining the land, if any;

1.1.5       The leases or occupancy agreements which are identified on the Schedule of Leases and Security Deposits attached hereto as Exhibit 1.1.5 and any new leases entered into pursuant to Section 4.4 below, which as of the Date of Closing affect all or any portion of the Land or the Improvements (collectively, the “Leases”), with the rental payments for the period from the Date of Closing forward, and the unapplied balance of any security deposits with respect to any such Leases;

1.1.6       Subject to Section 3.3, below, all Contracts (as defined in Section 3.3 below) having terms which extend beyond midnight of the day preceding the Date of Closing; and

1.1.7       All transferable consents, authorizations, variances and waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or the Improvements which remain valid or in effect as of Closing (collectively, the “Approvals”). Notwithstanding the foregoing, Seller shall retain an interest in any of the foregoing to the extent required for Seller and its contractors and subcontractors to perform the "NFA Work" (defined below), until such time as the No Further Action Standard has been met.

1.2       “As-Is” Purchase.

1.2.1       In all cases subject to the covenants, representations and warranties of Seller set forth in this Agreement and except as to title, the Property is being sold in its “AS IS, WHERE IS” condition, “WITH ALL FAULTS” and without representation or warranty (all of which Seller disclaims) as of the Effective Date and the Date of Closing, except as may be specifically set forth herein. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits annexed hereto, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigations, or with the parties satisfied with the opportunity afforded for full investigation, of the Property and all matters affecting the Property and the ownership, use, occupancy, management, operation and maintenance thereof, and neither party relying upon any statement or representation by the other, unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. Purchaser expressly agrees and acknowledges that except as expressly set forth in this Agreement, and the documents executed by Seller at the Closing, no warranty or representation is made by Seller as to the fitness for any particular purpose, merchantability, design, condition or repair, value, expense of operation, income potential, compliance with drawings or specifications, absence of defects, absence of faults, flooding or compliance with laws and regulations including without limitation those relating to health, safety, zoning, the environment and the Americans with Disabilities Act, or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential thereof. Seller has not authorized any broker, agent, representative, consultant, partner, officer, employee, attorney or any other person to make any statements, certifications, representations or warranties regarding the Property or any matter relating thereto, and Seller expressly disclaims and shall not be liable for any statements, certifications, representations, or warranties made by any of the foregoing parties, whether made on their own behalf or acting or purporting to act on behalf of Seller.

1.2.2       Except as set forth herein, Seller makes no other representations or warranties regarding Hazardous Materials (as defined in Section 1.2.4, below), located in, on, under or about the Property. To the best of Seller’s knowledge, Seller has provided to Purchaser information from or copies of all inspection, engineering, environmental and all other reports of every nature and every kind prepared by outside consultants (excluding only confidential information prepared by Seller’s legal counsel or other attorney-client privileged information, except that Seller shall provide to Purchaser any data (as opposed to opinion, advice or strategy) that may be subject to the attorney-client privilege) now in the possession of Seller or Seller’s agents or reasonably available to Seller, in all cases concerning or relating to the presence of Hazardous Materials or the violation of Environmental Laws (as defined in Section 1.2.5, below) on or relating to the Property, including without limitation the Environmental Reports (as defined in Section 1.2.6 below), of which Seller or its property management company have actual knowledge or actual possession. Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such Environmental Reports, any other inspection, engineering or environmental reports concerning asbestos or any hazardous materials or harmful toxic substances.

1.2.3       Purchaser acknowledges that: (a) Seller has provided, and subject to the terms hereof will continue to provide, to Purchaser the opportunity to fully and carefully investigate and inspect the physical, structural and environmental condition of the Property and to review and analyze all files, documents, studies of every nature, surveys, plats, engineering data, architectural data, and/or developmental data, agreements, leases, contracts, matters of title, laws, regulations, ordinances and orders in Seller’s possession or within the reasonable control of Seller affecting or in any manner relating to the Property and the ownership, use, occupancy, management, operation and maintenance thereof, which Purchaser deems necessary to determine the feasibility of the Property for Purchaser’s intended use; (b) any of the foregoing and other information provided or made available by Seller to Purchaser was done so as an accommodation to Purchaser with the understanding and agreement of both Seller and Purchaser that Purchaser shall not rely on any such documents or information and that the delivery of same by Seller was made, and shall continue to be made, without representation or warranty with respect to the accuracy, completeness, methodology of preparation or otherwise; and (c) prior to making the election provided in Section 3.5, below, Purchaser shall have completed to its satisfaction all studies, investigations and reviews that it has deemed necessary, and that Purchaser’s election under Section 3.5 shall be made on the basis of such studies, inspections and reviews performed or obtained by Purchaser, and not on any information that may have been provided by Seller.

1.2.4       For purposes of this Agreement, the term “Hazardous Materials” includes, without limitation: (a) lead and any chemical, material or other substance defined as or included within the definition of “hazardous substances”, “hazardous wastes”, “extremely hazardous substances”, “toxic substances”, “toxic material”, “restricted hazardous waste”, “special waste”, or words of similar import under any Environmental Laws; (b) any oil, petroleum, or petroleum-derived substances, any flammable substances or explosives, any radioactive materials, any asbestos or any substances containing more than 0.1 percent asbestos, any oil or dielectric fluid containing levels of polychlorinated biphenyls is excess of 50 parts per million, and any urea formaldehyde insulation; (c) urea formaldehyde; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under any Environmental Laws.

1.2.5       For purposes of this Agreement, the term “Environmental Laws” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601-2629), and all regulations promulgated under the foregoing; and any similar federal, state and local laws, statutes, rules, ordinances, or regulations.

1.2.6       For purposes of this Agreement, the term “Environmental Reports” shall collectively mean the reports, surveys and studies set forth on Exhibit 1.2.6 attached hereto, and any subsequent reports, surveys and studies subsequently delivered by Seller to Purchaser.

1.2.7       The terms and provisions of this Section 1.2 shall survive Closing hereunder or termination of this Agreement for any reason.

1.3       Agreement to Convey.

Seller agrees to convey, and Purchaser agrees to accept, on the Date of Closing: (a) title to the Land and the Improvements by special warranty deed in the condition described in Section 1.2, above, and subject to the “Permitted Exceptions” described in Section 3.4 hereof; and (b) otherwise convey the balance of the Property as provided herein.

1.4       Tenant is Debtor-in-Possession Purchaser acknowledges that the Property is subject to that certain Lease of Industrial or Warehouse Facilities dated July 9, 2002 by and between Delphi Automotive Systems LLC, as tenant ("Delphi") and Seller, as landlord, as amended by that certain First Amendment to Lease of Industrial or Warehouse Facilities dated July 9, 2003 and that certain Second Amendment to Lease of Industrial or Warehouse Facilities dated March 3, 2005, and that Delphi is a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code, pursuant to Case No. 05-44481 filed with the United States Bankruptcy Court. Southern District of New York, and has the ability to accept or reject the terms of its lease until June 7, 2007, pursuant to the Order Pursuant to 11 U.S.C. § 365(d)(4) Extending Deadline to Assume or Reject Unexpired Leases of Nonresidential Real Property dated November 29, 2005.

2.       Price and Payment.

2.1       Purchase Price.

The purchase price for the Property (“Purchase Price”) is Five Million Two Hundred Fifty Thousand U.S. Dollars ($5,250,000.00), inclusive of the Deposit.

2.2       Deposit.

2.2.1       Initial Deposit. Purchaser previously deposited the sum of Twenty Five Thousand Dollars ($25,000.00) (the “Initial Deposit”) into the escrow account of Chicago Title Insurance Company, located at Suite 1880, Mark Twain Building, 106 W. 11th Street, Kansas City, MO 64105 (the “Title Company”). Purchaser hereby agrees that, upon the date that the Agreement is fully executed by all parties and a copy of such full executed Agreement is received by Purchaser, the Initial Deposit shall become non-refundable and Purchaser shall have no further rights with respect to the Initial Deposit except as set forth in Section 7, below, or upon the default of Seller under the terms and conditions hereof, and after Purchaser has provided Seller with notice of such default and Seller has failed to cure such default within ten (10) days of delivery of such written notice.

2.2.2       Additional Deposit. Within three (3) business days following the date upon which the Agreement is fully executed by all parties and a copy of such fully executed Agreement is received by Purchaser (the “Effective Date”), Purchaser shall deposit the additional sum of One Hundred Thousand Dollars ($100,000.00) (the “Additional Deposit”) with the Title Company, and shall simultaneously therewith provide Seller with written evidence of such Additional Deposit. Purchaser hereby expressly agrees that, in the event that Purchaser does not terminate this Agreement in accordance with the terms of Section 3.5 below, the Initial Deposit and the Additional Deposit shall be non-refundable and Purchaser shall have no further rights with respect to the Deposit except as set forth in Section 3.7.1 and Section 7, below, or upon the default of Seller under the terms and conditions hereof, and after Purchaser has provided Seller with notice of such default and Seller has failed to cure such default within ten (10) days of delivery of such written notice.

2.2.3       Conditions. If Purchaser shall fail to make the Additional Deposit accordance with the foregoing on the date such deposit is due, this Agreement shall automatically terminate, the Initial Deposit shall be released to Seller, and neither party shall have any further rights, obligations or liability hereunder, except for the Surviving Obligations (as defined in Section 11.20 below). The Deposit shall be held by the Title Company pursuant to the terms hereof. All interest earned on the Deposit shall be added to the principal held in the escrow and shall constitute a part of the Deposit. Interest earned on the Deposit shall, for income tax purposes, be deemed earned by Purchaser. The Deposit shall be (i) forfeited to Seller if Purchaser is in default hereunder, (ii) returned to Purchaser if Seller is in default hereunder, (iii) returned to Purchaser if Purchaser properly terminates this Agreement pursuant to the terms and conditions hereof, or (iv) credited against the Purchase Price payable at Closing, as the case may be. For the purposes of this Agreement, the Initial Deposit and the Additional Deposit are sometimes referred to collectively herein as the “Deposit.”

2.3       Payment.

The Purchase Price, subject to adjustment for the prorations as provided in Section 6, below, shall be paid by Purchaser to Seller on or before 5:00 p.m., Denver, Colorado time on the Date of Closing (hereinafter defined) by Purchaser causing the Title Company to wire immediately available funds to such bank account(s) as Seller may designate. The Deposit, and all interest earned thereon, shall be paid over to Seller at Closing (hereinafter defined) and shall be credited against the Purchase Price.

2.4       Closing.

The purchase and sale contemplated by this Agreement shall be consummated at Closing (the “Closing”), which shall take place at the offices of the Title Company on that date which is sixty (60) days after the Effective Date (the “Date of Closing”) or such earlier date as mutually agreed upon by Seller and Purchaser. Delivery to the Title Company of the Purchase Price, the deed and such other papers and/or documents as are required by either party under the terms of this Agreement, in each case properly executed, shall be considered good and sufficient tender of performance. Seller hereby authorizes and directs the Closing agent to deduct from Seller's proceeds at Closing, any and all amounts necessary to satisfy any existing mortgages, deeds of trust, assessments or other amounts which may constitute a lien upon the Property at the time of Closing for which Seller is responsible. The parties acknowledge that Closing be conducted as an escrow closing and that it shall not be required that the parties physically meet in order to consummate Closing.

Notwithstanding the foregoing, Purchaser shall have the unilateral right to extend the Date of Closing for a total of four periods of seven days each (each seven day period, an "Extension Period"), upon (i) three days prior written notice to Seller and (ii) payment to Seller of the sum of $100,000.00 (an "Extension Payment") per Extension Period, delivered on or prior to the then current Date of Closing. The notice and cure period contained in Section 10 below shall not be applicable to Purchaser's failure to timely close, or to the delivery of any Extension Payment, and failure to timely tender any Extension Payment to Seller shall constitute a waiver of the requested extension and any additional extensions remaining at the time of such waiver. The Purchaser may elect to extend the Date of Closing by electing and paying for no more than four successive Extension Periods. Except for a default by Seller, under no circumstances shall the Extension Payment(s) be refunded to Purchaser. At Closing, any Extension Payments shall be applied to the Purchase Price.

3.       Inspections and Approvals.

Purchaser shall have a period (the “Due Diligence Period”), commencing on the Effective Date, and expiring at 5:00 p.m., Denver, Colorado time on that date which is thirty (30) days after the Effective Date (the “Approval Date”), in which to conduct the inspections and studies described in this Section 3 and to determine, in Purchaser's sole and absolute discretion, the economic feasibility of the Property as an investment. If Purchaser shall determine, in Purchaser's sole and absolute discretion, that the Property is not suitable for Purchaser's intended purposes for any reason or no reason, Purchaser may declare this Agreement terminated and null and void by written notice delivered to Seller prior to the expiration of the Due Diligence Period. In the event Purchaser delivers written notice as set forth in the immediately preceding sentence, then the Additional Deposit shall immediately be returned to Purchaser and the parties shall be relieved of any further obligation or liability hereunder of any nature or any type, except for the Surviving Obligations (hereinafter defined).

3.1       Purchaser’s Right of Access.

3.1.1       Seller agrees that, during the Due Diligence Period (and thereafter during the term of this Agreement provided Purchaser has not terminated this Agreement in accordance with this Section 3), Seller shall permit Purchaser’s agents or representatives reasonable access to the Property (during normal business hours) for purposes of any non-intrusive physical or environmental inspection of the Property and review of the Contracts, the Leases, Seller’s books and records relating to the Property, soil reports, environmental studies and reports, surveys, building and systems plans, income and expenses statements, and other matters necessary in the reasonable discretion of Purchaser to evaluate and analyze the feasibility of the Property for Purchaser’s intended use thereof. The term “intrusive testing” shall include those activities which penetrate, pierce, drill into or through, bore into or through, puncture, mar, deface or damage any physical improvement located upon the Property or the surface of the Property. Purchaser shall not conduct or authorize any intrusive testing of, on or under the Property (a) without first obtaining Seller’s written consent as to the timing and scope of work to be performed, which consent shall not be unreasonably withheld, (b) unless an authorized representative of Seller is present at all times during such testing, and (c) upon Seller’s request, entering into an Access Agreement in the form attached hereto as Exhibit 3.1.1 (the “Access Agreement”). In the event that Purchaser is permitted by Seller to undertake any such tests or studies described herein, all information obtained by Purchaser as a result thereof shall be subject to the conditions and limitations set forth in Section 3.6 below. Purchaser’s breach of the foregoing prohibition shall entitle Seller, at its sole option, immediately to declare this Agreement to be terminated and to retain the Deposit as liquidated damages as provided in Section 10.1 below.

3.1.2       Purchaser agrees that, prior to undertaking any physical or environmental inspections or testing of or on the Property, Purchaser or Purchaser’s agents will obtain not less than Two Million Dollars ($2,000,000.00) comprehensive general liability insurance with a contractual liability endorsement which insures Purchaser’s indemnity obligations hereunder and which names Seller, Seller's mortgagee and Seller’s property manager at the Property as additional insureds thereunder (a copy of which policy shall be provided by Purchaser to Seller prior to undertaking any inspections under this Section 3.1). Such insurance coverage shall be maintained by Purchaser as long as this Agreement remains in force and effect. Purchaser shall not unreasonably interfere with the activity of Seller, tenants or any persons occupying or providing service at the Property, and will not prior to closing reveal to any third party not entitled to receive confidential information pursuant to the provisions of Section 3.6 below, or otherwise approved by Seller, the results of Purchaser’s inspections (unless Purchaser is otherwise required by law to disclose such results). Purchaser shall give Seller reasonable, but in no event less than two business days, prior notice of Purchaser’s intention to conduct any inspections. In the event that the inspections to be conducted by Purchaser include intrusive physical or environmental testing of, on or under the Property, such notice from Purchaser shall be in writing and shall provide a reasonably detailed description of the type, scope and manner of the inspections to be conducted, as well as a written request for Seller’s consent to such inspections. Seller reserves the right to have a representative present during any or all such inspections. In the event Purchaser terminates this Agreement pursuant to Section 3 hereof, or in the event this Agreement is terminated pursuant to Section 10.1 hereof, Purchaser agrees to provide to Seller copies of all reports and studies prepared by outside consultants, if any, other than legal counsel, retained by Purchaser, of environmental or other inspections conducted by or on behalf of Purchaser; PROVIDED, HOWEVER, Purchaser makes no representations or warranties of any kind or any nature with respect to the accuracy or completeness, methodology of preparation or otherwise, concerning the contents of any such reports, studies, information and/or other materials, except that Purchaser shall have no actual knowledge of any deficiency or inaccuracy with respect thereto, it being understood and agreed that all such information provided by Purchaser to Seller hereunder is made available as an accommodation to Seller, with the understanding and agreement that Seller shall not rely upon any such documents or information. Purchaser agrees at its own expense promptly to restore the Property if any inspection or test requires or results in any damage to or alteration of its condition. Purchaser shall indemnify and hold Seller harmless from any claims, loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, arising out of (a) a breach by Purchaser of the foregoing agreements or of the terms of the Access Agreement; (b) the exercise by Purchaser or its agents or representatives of the right of access under this Section 3.1 or the Access Agreement; (c) the failure of Purchaser to restore the Property in accordance with this Section 3.1; and (d) any claims, suits, actions or the assertion of any other rights by or on behalf of any tenant, invitee, guest or other party alleging personal injury or property damage caused by or arising out of the matters set forth in subsections (a), (b) and/or (c), above (collectively, the “Indemnity Obligations”).

3.1.3       Except as otherwise expressly set forth in this Agreement, Seller makes no representations or warranties as to the truth or accuracy of any materials, data or other information, including without limitation the contents of Seller’s or its property manager’s books and records, the Leases, the Contracts, the Environmental Reports, rent rolls or income and expenses statements, supplied to Purchaser in connection with Purchaser’s inspection of the Property. It is the parties’ express understanding and agreement that all such materials are provided by Seller solely for Purchaser’s convenience in making its own examination and determination prior to the Approval Date as to whether it wishes to purchase the Property, and, in making such examination and determination, Purchaser shall rely exclusively on its own independent investigation and evaluation of the Property and not on any materials supplied by Seller or its agents or representatives; PROVIDED, HOWEVER, Seller represents that Seller has no actual knowledge of any inaccuracy, incompleteness or other deficiency with respect to such information and reports.

3.1.4       All agreements of, and indemnifications by Purchaser under this Section 3.1 and the Access Agreement shall survive Closing or termination of this Agreement. Any inspections undertaken by Purchaser of the Property shall be at Purchaser's sole risk and expense.

3.2       Title and Survey.

3.2.1       Seller has obtained and delivered to Purchaser a title commitment and copies of all items shown as exceptions therein (the “Title Commitment”) from the Title Company. Seller, at its sole expense shall obtain and deliver to Purchaser (i) an owner’s policy of title insurance insuring the Land and the Improvements in the amount of the Purchase Price, and (ii) a current survey of the Land prepared by a qualified surveyor licensed in the State of Missouri (the “Survey”).

3.2.2       Purchaser shall have until 5:00 p.m., Denver, Colorado time, on the date which is 15 days after the Effective Date, in which to provide written notice to Seller (“Title/Survey Notice”) of any matters affecting title to the Property, including those disclosed by the Title Commitment, but expressly excluding those shown on Exhibit 3.2.2, attached hereto (collectively, the “Title Objections”), or shown on the Survey, (collectively, the “Survey Objections”) which are not satisfactory to Purchaser. A Title/Survey Notice must specify the reason each Title Objection and each Survey Objection is not satisfactory and Purchaser’s proposed curative steps to remove the basis for Purchaser’s dissatisfaction. In the event that Purchaser provides Seller with a Title/Survey Notice, the parties shall, during the Title/Survey Objection Cure Period (hereinafter defined), make such arrangements or take such steps as they shall mutually agree to satisfy Purchaser’s objection(s); provided, however, that Seller shall have no obligation whatsoever to expend or agree to expend any funds to undertake or agree to undertake any obligations or otherwise to cure or agree to attempt to cure and Title Objections or Survey Objections, and Seller shall not be deemed to have any obligation to attempt to cure any such matters unless Seller expressly undertakes such an obligation by a written notice given to or written agreement entered into with Purchaser on or before the expiration of the Title/Survey Objection Cure Period and which recites that it is in response to a Title/Survey Notice. Notwithstanding the immediately preceding sentence, Seller hereby agrees to undertake to cure any Title Objection to the extent such Title Objection represents a monetary lien or monetary encumbrance to which the Seller acquiesced or which item was caused by Seller. As used herein, the term “Title/Survey Objection Cure Period” shall mean that period beginning on the date on which Seller receives a Title/Survey Notice and ending on the fifth (5th) day prior to the Date of Closing; provided, however, that Seller may, but shall not be obligated to, in its sole discretion, extend the Title/Survey Objection Cure Period for up to thirty (30) days in order to attempt to cure any Title Objection(s) specified by Purchaser in the Title/Survey Notice.

3.2.3       Purchaser’s sole right with respect to any Title Objections or Survey Objections contained in a Title/Survey Notice given in a timely manner which Seller has not expressly agreed to attempt to cure (and which Seller is not otherwise obligated to cure as set forth in 3.2.2 above) shall be to elect to terminate this Agreement and receive, as its sole remedy, a refund of the Deposit, or to waive such Title Objection or Survey Objection and proceed to Closing with such matters being added to, and made a part of, the Permitted Exceptions.
3.2.4       Any (a) existing title or survey matters which are not included as Title Objections or Survey Objections in a Title/Survey Notice given by Purchaser to Seller on or before 5:00 p.m. Denver, Colorado time on the Approval Date; or (b) Title Objections or Survey Objections with respect to which a timely Title/Survey Notice is given, but which have not been cured by Seller in the Title/Survey Objection Cure Period or for which Seller has not expressly agreed to attempt to cure, and which Purchaser has waived by not terminating this Agreement as aforesaid, shall be deemed approved by Purchaser as “Permitted Exceptions” as provided in Section 3.4. hereof.

3.3       Contracts.
On or before the Approval Date, Purchaser shall notify Seller in writing as to which of the Contracts, if any, Purchaser elects to assume at Closing. Unless such notice is given by Purchaser, Purchaser shall be deemed to have assumed all of the Contracts. With respect to any and all Contracts which Purchaser does not elect to assume hereunder, Seller shall be responsible for the termination thereof. As used herein, the term “Contracts” shall mean all service, maintenance, supply or other contracts relating to the operation of the Property with the parties listed on Exhibit 3.3 attached hereto, and any new Contracts entered into pursuant to Section 4.3, below.

3.4       Permitted Exceptions.
Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

3.4.1       All Title Objections, Survey Objections, and any defects in or to title to the Property or other matters affecting or relating to title to, or the Survey of, the Property existing as of the Approval Date and not included in a Title/Survey Notice given by Purchaser prior to the Approval Date and/or which Purchaser has otherwise approved or is deemed to have approved pursuant to Section 3.2 hereof;
3.4.2       All Contracts and Leases which Purchaser has approved and has assumed hereunder in accordance with Section 3.3, 4.3 or 4.4 hereof;
3.4.3       The lien of non-delinquent real and/or personal property taxes and assessments (subject to the prorations described in this Agreement);
3.4.4       Rights of parties in possession pursuant to the Leases, as tenants only;
3.4.5       Service, installation, connection, maintenance or construction charges due after Closing (but only to the extent ordered or requested by Purchaser or otherwise due pursuant to the Contracts assumed by Purchaser herein), and, subject to the proration provisions hereof, charges for sewer, water, electricity, telephone, cable television or gas;
3.4.6       Unrecorded leaseholds (but only to the extent evidenced by the Leases), rights of vendors and holders of security interests on personal property installed upon the Property by the tenants named in the Leases and rights of tenants to remove trade fixtures at the expiration of the term of the Leases; and
3.4.7       All federal, state and local laws, regulations, statutes and ordinances affecting the Property.
All of the foregoing are referred to herein collectively as the “Permitted Exceptions”.
3.5       Purchaser’s Right to Terminate.
Purchaser shall have the right to approve or disapprove the results of its due diligence investigations in its sole and absolute discretion, by providing to Seller written notice on or before 5:00 p.m., Denver, Colorado time, on the

Approval Date. If Purchaser gives notice of approval the Additional Deposit shall become nonrefundable except in the event of Seller's default or as otherwise provided herein. In the event that, by such date and time, Purchaser fails to deliver written notice to Seller approving this Agreement, such failure shall be deemed to be an election of Purchaser to terminate this Agreement. If Purchaser timely terminates this Agreement pursuant to this Section 3.5 (by either giving written notice of termination or failing to give written notice of approval), the Additional Deposit and all interest thereon shall be returned to Purchaser and neither party shall have any further obligations or liability hereunder, except for the Surviving Obligations as defined in Section 11.20 hereof.

3.6       Confidentiality.

Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that all documents and information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents or representatives whether pursuant to Sections 1.2.2 or 1.2.3 or otherwise, and the results of all tests and studies of the Property (collectively, the “Proprietary Information”) are proprietary and confidential and Purchaser shall not disclose to any other person except: (i) those individuals or entities assisting Purchaser in the transaction or Purchaser’s lender, if any, and then only upon Purchaser making such individuals, entities or lenders aware of the confidentiality restrictions and procuring such individual’s, entity’s or lender’s agreement to be bound thereby, and to Purchaser’s attorneys and other professionals who are bound to maintain the business confidences of Purchaser; (ii) as required by any Federal, state or local regulation and/or statute; (iii) as required in order to obtain any approval, permit or license required by Purchaser with respect to the Property; (iv) as required by any court of competent jurisdiction; or (v) to the extent such matters and/or information have become public through no fault of Purchaser. In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be delivered to Seller all Proprietary Information. Further, Purchaser agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing. Purchaser shall indemnify Seller against all costs, claims and damages, including reasonable attorneys’ fees, suffered or sustained as the result of Purchaser’s breach of the covenants contained in this Section 3.6. All obligations of Purchaser under this Section 3.6 shall be referred to as the “Confidentiality Obligations” and shall survive Closing or termination of this Agreement.

3.7      Remediation.

3.7.1       Seller is a party to that certain Abatement Order on Consent for Site Characterization executed on June 13, 2002 (the “AOC”), that certain Order Approving Settlement Agreement dated April 26, 2005 and that certain Site Participation Agreement dated August 24, 2005 (the “Participation Agreement”), each as executed by and among the Missouri Department of Natural Resources (“MDNR”), Seller, and the FI Missouri Remediation Trust (collectively, the "Settlement Parties"). Pursuant to the Participation Agreement, the Settlement Parties desire to implement the AOC and desire to formulate a coordinated effort for the remedial investigation and response activities at the Property pursuant to the Participation Agreement for the purposes of satisfying the AOC and obtaining a "no further action" or comparable letter from the MDNR with respect to the Property. Seller shall provide Purchaser with a copy of document(s) approved by the MDNR that describe work required for obtaining a "no further action" status on the Property (the "NFA Work") prior to the Date of Closing. If MDNR, pursuant to the AOC, does not approve document(s) acceptable to Seller describing the NFA Work prior to the Date of Closing, and such condition is not waived by Seller, then, upon written notice from Seller to Purchaser given five (5) business days prior to Closing, this Agreement shall terminate and the Deposit shall be refunded to Purchaser as its sole remedy. Notwithstanding the foregoing, Seller may, but shall not be obligated to, in its sole discretion, extend the Date of Closing for up to thirty (30) days in order to obtain MDNR approval for the NFA Work, by written notice from Seller to Purchaser given five (5) business days prior to the then scheduled Date of Closing. If the NFA Work is approved by MDNR, pursuant to the AOC, prior to the Date of Closing, as it may be extended herein, Seller agrees that it will cause, at its cost and expense, the implementation of those remedial investigation and response activities required for purposes of satisfying the NFA Work requirements and obtaining a "no further action" letter or similar written evidence from MDNR or such other appropriate governmental entities or entity that all required remediation has been completed to MDNR's satisfaction (“No Further Action Standard”). The "no further action" letter to be obtained by Seller shall be deemed acceptable to Purchaser so long as it does not (a) contain any restrictions that prevent the existing conditions and uses currently on the Property, and (b) impose any financial obligation on the Purchaser. Once the No Further Action Standard has been met, Seller shall automatically be forever released from any and all responsibility for environmental conditions at the Property. This Section 3.7.1 shall survive the Closing indefinitely.

3.7.2       Seller’s Post-Closing Right of Access. From and after the Date of Closing, and upon notice given at least 24 hours in advance (except that Seller shall not be required to give prior notice in the event of an emergency or similar situation where, in Seller's reasonable business judgment, entry prior to advance notice is warranted), Seller may enter the Property to conduct any post-Closing inspections or tests necessary for the purpose of completing the NFA Work (the “Seller Occupation”). Purchaser waives any claim for damages or for any injury or inconvenience to or interference with Seller’s business, loss or occupancy or quite enjoyment of the Property and other loss occasioned thereby as a result of the Seller Occupation. Purchaser shall indemnify and hold Seller harmless from any claims, loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, during the Seller Occupation or any act or negligence of Purchaser or its agents or representatives that in any way adversely impacts Seller’s completion of the NFA Work. Purchaser hereby assumes all risk of damage to the property or injury to persons in or upon the Property after the Date of Closing from any cause other than the negligence or willful misconduct of Seller, its agents or representatives, and Purchaser hereby waives all claims in respect thereof against Seller. Seller shall indemnify and hold Purchaser harmless from any claims, loss, injury, liability, damage or expense, including reasonable attorneys’ fees and costs, caused by the act or negligence of Seller or its agents or representatives and directly related to the Seller Occupation. Purchaser agrees that it shall not unreasonably interfere with Seller's pursuit of the No Further Action Standard and that it shall not relocate, cover or damage any items installed on the Property as part of Seller's NFA Work, including but not limited to, monitoring wells. Purchaser acknowledges that Seller will use certain funds being held in escrow as described in the Site Participation Agreement in order to complete the NFA Work. The funds available for the NFA Work are approximately $767,000, based on account statements that have been provided by Seller to Purchaser. In the event those funds are not sufficient to being the Property to the No Further Action Standard, then Seller shall be responsible for any excess costs required in connection therewith. Conversely, in the event that there are excess funds available after completion of the NFA Work, such funds will become the property of Seller and, except as set forth in Section 3.7.3 below, Purchaser expressly disclaims any rights in connection therewith. Seller agrees that it shall commence the NFA Work within a reasonable time frame after all required approvals and permits are obtained, and shall perform the NFA Work (a) in a diligent fashion, using licensed contractors, (b) with such insurance coverage pertaining to liabilities arising out of the work as is then customarily maintained with respect to such activities, and (c) in material compliance with all applicable environmental laws. Seller further agrees to provide semi-annual status reports to Purchaser, commencing January 15, 2007, which will identify (i) the portions of the NFA Work completed, (ii) the portions of the NFA Work remaining, (iii) the amounts expended, and (iv) the amounts remaining in the remediation accounts. This Section 3.7.2 shall survive the Closing.

3.7.3       Outside Date of No Further Action Standard. Seller shall use commercially reasonable efforts to meet the No Further Action Standard on or before the date that is the fifth anniversary of the Date of Closing (the "Outside Date"). If Seller is unable to meet the No Further Action Standard on or before the Outside Date, then Purchaser will grant Seller an indefinite extension to continue to pursue the No Further Action Standard. Notwithstanding the foregoing, if Purchaser desires to perform specific remediation work on the Property after the Outside Date, it shall be permitted to do so only after obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. If Seller consents to such work being performed, then Purchaser may submit the receipts or invoices for the cost of such work to Seller, and Seller shall authorize the reasonable costs thereof to be paid from the remediation accounts. If the No Further Action Standard is obtained after the Outside Date, then 75% of any excess remaining balance in the remediation accounts that is otherwise due to Seller at the time the No Further Action Standard is obtained shall be transferred by Seller to Purchaser.

4.       Prior to Closing.

Until Closing, Seller or Seller’s agents shall:

4.1       Insurance.

Maintain its existing casualty and liability insurance with respect to the Property and shall deliver a certificate of insurance evidencing the same to Purchaser within five (5) days of the Effective Date, which certificate shall contain a provision which requires that the insurance carrier/agent issuing such certificate provide thirty (30) days’ prior written notice to Purchaser before such insurance coverages may be terminated, suspended, cancelled and/or allowed to lapse.

4.2       Operation.

Seller shall operate the Property substantially as presently being operated. Seller shall, at Closing, deliver possession of the Property to Purchaser in substantially the same condition as exists on the Effective Date, reasonable wear and tear excepted, and shall take all necessary actions, excluding major capital improvements, to ensure that the Property is delivered in the aforementioned condition.

4.3       New Contracts.

Seller shall promptly upon Seller’s execution thereof, but in no event later than the Approval Date, provide to Purchaser a copy of any new Contract, or of any amendment or modification to any existing Contract listed on Exhibit 3.3, attached hereto, entered into by Seller between the Effective Date and the Approval Date. Between the Approval Date and the Date of Closing, Seller will enter into only those Contracts which Seller believes are necessary to carry out its obligations under Section 4.2 hereof and which shall be cancelable on not more than thirty (30) days’ written notice, without the payment of any termination or other similar fee. If Seller enters into any such Contract after the Approval Date, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within five (5) days after such Seller’s notice, notifies Seller in writing of Purchaser’s intention to assume such Contract, such new Contract shall not be assumed by Purchaser at Closing pursuant to Section 3.3 hereof.

4.4       New Leases.

Between the Approval Date and the Date of Closing, Seller will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed: (a) execute any new Leases affecting the Property, or any part thereof; (b) materially amend any existing Lease listed on Exhibit 1.1.5, attached hereto; or (c) terminate (except upon a default by the tenant thereunder) or accept the surrender of any Lease; provided however that Seller is authorized to accept the termination of Leases at the end of their existing terms and to expand, extend or renew any Leases pursuant to expansion, extension or renewal options contained therein. Seller shall provide Purchaser with notice of any Lease that has been terminated or extended pursuant to (c) above.

5.       Representations and Warranties.

5.1       By Seller.

In order to induce Purchaser to enter into this Agreement and to purchase the Property, Seller makes the following representations and warranties unto Purchaser:

5.1.1       Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

5.1.2       To the best of Seller’s knowledge, Seller has made all necessary filings with the State of Delaware and the State of Missouri in order to own and operate the Property.

5.1.3       Seller has the power to acquire, own, and dispose of the Property and to engage in the transactions contemplated in this Agreement.

5.1.4       Seller is in good standing under the laws of the States of Delaware and Missouri.

5.1.5       The execution and performance of this Agreement has been authorized by Seller, and to the best of Seller’s knowledge, the execution of this Agreement by Seller will not result in a breach of, violate any term or provision of, or constitute a default under, any articles of incorporation, bylaws, partnership agreement, indenture, deed to secure debt, deed of trust, mortgage, lease or other document by which Seller is bound.

5.1.6       No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy law is pending against or contemplated by Seller.

5.1.7       Seller has not received notice of any unrecorded rights-of-way, easements, liens or other encumbrances affecting the Property.

5.1.8       Seller has no knowledge of any condemnation or eminent domain proceedings pending or contemplated against the Property or any part thereof or interest therein, and Seller has received no notice, oral or written, of the desire of any public authority or other entity to take or use the Property or any part thereof or interest therein.

5.1.9       Seller is not a party to any litigation affecting Seller's right to sell the Property, and Seller has no knowledge of any threatened litigation affecting the Property or any part thereof or interest therein. Seller shall give Purchaser prompt notice of any such litigation of which Seller becomes aware prior to Closing.

5.1.10       There are no leases, licenses, tenancies or other occupancy agreements of any nature or any kind affecting the Property or any part thereof, and there are no parties in possession of any portion of the Property as lessees, or tenants at sufferance, other than the Leases set forth on Exhibit 1.1.5.

5.1.11       No contractual or donative commitments relating to the Property have been made by Seller to any governmental authority, quasi-governmental authority, utility company, community association, homeowners' association or to any other organization, group, or individual which would impose any obligation upon Purchaser to make any contribution or dedication of land for public or private purposes.

5.1.12       Seller has not received written notice of any environmental compliance issues, zoning violations, nuisance or failure to comply with the Americans with Disabilities Act with respect to federal state and local laws, regulations, statutes and ordinances affecting or applicable to the Property, except as disclosed by the items listed on Exhibit 1.2.6 and Exhibit 5.1.12.

5.1.13       Seller shall perform the NFA Work, as set forth in Section 3.7 below on a post-Closing basis, and shall obtain the No Further Action Standard described in Section 3.7 hereof.

It is agreed that all representations, statements, agreements, warranties and covenants of Seller set forth in this Agreement shall continue to bind Seller and survive Closing pursuant to this Agreement; PROVIDED, HOWEVER, such representations, statements, agreements, warranties and covenants shall expire automatically without further action of the parties on the first anniversary of Closing unless a specific claim in writing with respect to these matters shall have been made, or an action at law or in equity shall have been commenced or filed before such date or as otherwise expressly provided herein. Notwithstanding the foregoing, Seller’s representations and warranties set forth in Section 5.1.13 shall continue to bind Seller and survive Closing, but shall expire automatically without further action of the parties upon Seller obtaining the No Further Action Standard. Seller will not cause or suffer any action to be taken which would cause any of the foregoing representations or warranties to be untrue as of the date of Closing. Seller shall immediately notify Purchaser, in writing, of any event or condition known to Seller which occurs prior to the date of Closing which causes a change in the facts relating to, or the truth of, any of the above representations or warranties.

5.2       By Purchaser.

In order to induce Seller to enter into this Agreement and to sell the Property, Purchaser makes the following representations and warranties unto Seller, each of which shall be deemed a substantial and material term of this Agreement, and which representations and warranties are being relied upon by Seller.

5.2.1       Purchaser is a limited liability company, in good standing in its state of organization.

5.2.2       Purchaser has made (or will prior to the Date of Closing make) all filings with the State of Missouri and its state of organization that are necessary to own and operate the Property.

5.2.3       Purchaser has the power to acquire, own, and dispose of the Property and to engage in the transactions contemplated in this Agreement.

5.2.4       The execution and performance of this Agreement has been authorized by Purchaser, and the execution of this Agreement by Purchaser will not result in a breach of, violate any term or provision of, or constitute a default under, any articles of incorporation, bylaws, partnership agreement, indenture, deed to secure debt, deed of trust, mortgage, lease or other document by which Purchaser is bound.

5.2.5       No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or state bankruptcy law is pending against or contemplated by Purchaser.

5.2.6       On or before the Approval Date, Purchaser (a) shall have inspected the Property fully and completely at its expense and will have ascertained to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulation; and (b) shall have reviewed the Leases, the Contracts, the Survey, the Title Commitment, books and records, expenses and other matters relating to the Property and based upon its own investigations, inspections, tests and studies, shall have determined whether to purchase the Property and to assume Seller’s obligations under the Leases, Contracts, and otherwise with respect to the Property.

5.2.7       Purchaser represents that, except for the NFA Work, from and after the Date of Closing it shall be fully responsible for the environmental condition of the Property and any remediation that may be necessary as a result thereof, and shall specifically be responsible for any actions taken by anyone other than Seller and its contractors that (i) cause additional disclosures to be made to any governmental authority, (ii) exacerbate the contamination as identified under the documents describing the NFA Work and (iii) cause the scope of the work necessary to meet the No Further Action Standard or the expense associated therewith to be increased in any way. This Section 5.2.7 shall survive the Closing and any termination of the Contract.

5.3       Broker.

Seller and Purchaser each represents to the other that, except for dealings with Whitney E. Kerr, Jr. of Colliers Turley Martin Tucker ("Seller's Broker"), it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented or to have been approached by Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property (the “Broker Obligations”). This mutual indemnity shall survive Closing and any termination of this Agreement for any reason.

6.       Costs and Prorations.

6.1       Purchaser’s Costs.

Purchaser will pay the following costs of closing this transaction:

6.1.1       All real estate recordation and transfer taxes (other than the Missouri Grantor’s Tax which will be paid by Seller) due in connection with the recordation of the Deed (as defined in Section 9.1.1, below);

6.1.2       All filing fees due in connection with the recordation of the Deed and any other document evidencing Purchaser’s title to the Property;

6.1.3       All title search/examination fees, the cost of a lender’s title insurance policy, any extended coverage for the owner's title insurance policy, and any and all special endorsements issued in connection with this transaction, whether pursuant to the Title Commitment or otherwise, and all other charges of the Title Company due in connection with Closing, except those charges incurred in connection with obtaining and recording any releases of liens or encumbrances on the Property for which Seller is responsible;

6.1.4       The fees and disbursements of Purchaser’s counsel and any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction; and

6.1.5       Any and all costs and expenses in connection with obtaining financing for the purchase of the Property, including without limitation any recordation or transfer taxes required to be paid upon the recordation of any deed of trust, mortgage or other security agreement executed and recorded in connection with such financing.

6.2       Seller’s Costs.

Seller will pay the following costs of closing this transaction:

6.2.1       The Missouri Grantor’s Tax due in connection with the recordation of the Deed;

6.2.2       The fees and disbursements of Seller’s counsel;

6.2.3       The cost and expense of removing any liens, encumbrances or other Title Objection Seller elects or is otherwise required to remove in accordance with Section 3 above, and the cost of an owner's policy of title insurance issued in the amount of the Purchase Price.

6.3       Prorations.

All revenues and expenses, including, but not limited to rents and any other amounts paid by tenants, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges and normally prorated operating expenses billed or paid as of the Date of Closing shall be prorated as of the Date of Closing and shall be adjusted against the Purchase Price due at Closing, provided that within sixty (60) days after Closing, Purchaser and Seller will make a further adjustment for such rents, taxes or charges which may have accrued or been incurred prior to the Date of Closing, but not received or paid at that date.

6.4       Security Deposits.

The security deposits collected under the Leases and being held by Seller as of the date of this Agreement are as set forth on Exhibit 1.1.5. Any unapplied balance then held by Seller shall be credited to Purchaser on the Closing Statement.

6.5       Taxes.

General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated as of the Date of Closing. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year; provided that, if the taxes and special assessments payable during the preceding year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly shall adjust the proration of such taxes and special assessments, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

6.6       Contracts.

Amounts due under any Contracts assumed by Purchaser for any period which includes Closing shall be prorated as of the Date of Closing, and Purchaser shall be responsible for all amounts due thereunder from Closing through the effective date of the termination thereof.

6.7       Utility Deposits.

Seller shall be entitled to the return of any deposit(s) posted by it with any utility company and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective at noon on the Date of Closing. Seller agrees to reasonably cooperate with Purchaser in transferring utility company accounts with respect to the Property.

6.8       Post-Closing Collection.

Upon Closing, Seller shall retain all rights in and to any rents or other amounts due for any period prior to Closing, including without limitation the including without limitation certain funds due in connection with the Delphi lease that relate to a period of time prior to the Date of Closing, along with the right to take such actions as are available pursuant to the Lease and/or applicable law to collect the foregoing, provided, however, that Seller shall not take any actions against tenants under the Leases that would adversely affect such tenants' possessory rights. Purchaser shall apply all rents or other amounts received by Purchaser, first for the account of Seller for periods prior to Closing; second for the account of Purchaser for amounts due to Purchaser; with any excess balance to be retained by Purchaser. Notwithstanding anything herein to the contrary, in the event any tenant should forward any amounts due and payable pursuant to the Leases to the Seller following the Date of Closing or shall pay any amounts which are attributable to the period following the Date of Closing, then, in either such event, Seller shall apply any amount owed to it in accordance with this Section 6.8 and forward the balance to Purchaser.

6.9       In General.

Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in locality in which the Property is located.

6.10       Purpose and Intent.

The purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 is that Seller shall bear all expenses or ownership and operation of the Property and shall receive all income therefrom accruing through the Date of Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter; provided, however, that in the event Purchaser funds the Purchase Price to the Title Company on or before the Date of Closing but Seller does not receive the Purchase Price in immediately available funds by 5:00 p.m., Denver, Colorado time on the Date of Closing, all adjustments and prorations shall be made as of the next business day immediately following the Date of Closing. All of the provisions contained in this Section 6 of this Agreement shall survive Closing.

7.       Damage, Destruction or Condemnation.

7.1       Material Event.

Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing: either (a) ten percent (10%) or more of the net rentable area of the Building is rendered untenantable as a result of a casualty or is permanently taken under the power of eminent domain, or (b) material access to the Property is destroyed as a result of a casualty or is permanently taken under the power of eminent domain, then, in any such event, Purchaser may elect to terminate this Agreement by given written notice to Seller of its election to terminate this Agreement (a “Material Event Termination Notice”) within thirty (30) days after receiving written notice of such destruction or permanent taking. If Purchaser does not give a Material Event Termination Notice within such thirty (30)-day period, this transaction shall close on the Date of Closing and Purchaser shall pay the full Purchase Price provided for in Section 2, and Seller shall assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller’s portion of any condemnation award, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.2       Immaterial Event.

If, prior to Closing: (a) less than ten percent (10%) of the net rentable area of the Building is rendered completely untenantable or permanently taken under the power of eminent domain, or (b) less than material access to the Property is destroyed or taken under the power of eminent domain, this transaction shall close on the Date of Closing and Purchaser shall pay the full Purchase Price set forth in Section 2, above, and Seller shall assign to Purchaser the physical damage proceeds of any insurance policies payable to Seller, or Seller’s portion of any condemnation award, in both cases, up to the amount of the Purchase Price and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

7.3       Termination.

If Purchaser timely delivers a Material Event Termination Notice pursuant to Section 7.1, above, and if Purchaser is not, on the date of such delivery, in material default under the Agreement, the Deposit shall be returned to Purchaser and the parties shall have no further obligations hereunder except for the Surviving Obligations. The obligation of Purchaser to proceed to Closing in the event of a casualty described in this Section 7 shall be conditioned upon Seller’s having property damage insurance in place with respect to the Property.

8.       Notices.

Any notice required or permitted to be given hereunder must be in writing and shall be deemed to be given when (a) hand delivered, or (b) delivered by a nationally recognized overnight express service, in either case addressed to the parties at their respective addresses set forth below:

If to Purchaser:       Northtown Business Center, L.L.C.
104 Armour Road
North Kansas City, Missouri 64116
                Attention: Erik Lund
Telephone: 816-303-4500
Facsimile: 816-221-1829
Email:  ELund@maxusprop.com

With a copy to:       Robert B. Thomson, Esq.
4324 Belleview, Suite 201
Kansas City, Missouri 64111
                Telephone: 816-421-2835
Facsimile: 816-531-6828

Email: RThomson@maxusprop.com

If to Seller:      c/o Cherokee Investors LLC
                4600 S. Ulster Street, Suite 500
Denver, CO 80237
Attention: Kenneth Ho
                Telephone: 303-689-1460
                Facsimile 303- 689-1461
                E-mail: kho@cherokeefund.com

With a copy to:       Brownstein Hyatt & Farber, P.C.
                           410 17th Street, 22nd Floor
                           Denver, Colorado 80202
                           Attention: Jennifer Eiteljorg, Esq.
                           Telephone: 303-223-1100
                            Facsimile 303-223-1111
                            E-mail: jeiteljorg@bhf-law.com

or in each case to such other address as either party may from time to time designate by giving notice in writing pursuant to this Section 8 to the other party. Telephone, e-mail and (except as set forth below) facsimile numbers are for informational purposes only. Effective notice will be deemed given only as provided above, except as otherwise expressly provided in this Agreement. Notwithstanding anything herein to the contrary, it is understood and agreed that Purchaser may deliver its notice of termination in accordance with Section 3 by facsimile transmission, provided that such facsimile transmission is confirmed by overnight delivery in accordance with this Section 8, which overnight delivery must be sent on the next business day such facsimile transmission was sent by Purchaser.

9.       Closing and Escrow.

9.1       Seller’s Deliveries. Seller shall deliver at the Closing or by making available at the address for Seller’s notice set forth herein, as appropriate, the following original documents; if available, each executed and, if required, acknowledged:

9.1.1       A special warranty deed to the Property, in the form attached hereto as Exhibit 9.1.1 (the “Deed”), subject only to the Permitted Exceptions and other matters reasonably approved in writing by Purchaser or Purchaser’s counsel.

9.1.2       (i) Originals (or copies if originals are not available) of the Leases which are still in effect as of Closing and any new Leases entered in pursuant to Section 4.4.; (ii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property; (iii) an assignment of such Leases, and any deposits and prepaid rents by way of an assignment and assumption agreement in the form attached hereto as Exhibit 9.1.2.

9.1.3       (i) Copies of all Contracts relating to the Property which Purchaser has elected to assume (explicitly or implicitly in accordance with the terms of this Agreement); and (ii) an assignment of such Contracts to Purchaser by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 9.1.3.

9.1.4       All books and records related to the Property held by or for the account of Seller, including without limitation plans and specifications and lease applications, as available, and the originals, to the extent available, of all information, data and material made available to Purchaser pursuant to Section 1.2.3 hereof.

9.1.5       An affidavit pursuant to the Foreign Investment and Real Property Tax Act, in the form attached hereto as Exhibit 9.1.5.

9.1.6       An “owner’s affidavit” in the form reasonably required from Seller pursuant to the Title Commitment as a condition precedent to the issuance of an Owner’s Title Insurance Policy pursuant to the terms thereof.

9.1.7        A settlement statement.

9.1.8       A tenant estoppel certificate from each tenant, in the form attached hereto as Exhibit 9.1.8. Landlord shall use commercially reasonably efforts to obtain an estoppel certificate from each tenant (including any tenant who has not delivered an estoppel certificate as of the Approval Date), and if any tenant fails to deliver a tenant estoppel certificate despite Landlord's commercially reasonably efforts to obtain one, then Landlord shall deliver a landlord estoppel certificate in connection with such Lease, in the form attached hereto as Exhibit 9.1.8.

9.1.9       Transfer and Recordation Tax Declarations, or other similar documents required to be executed in connection with the recordation of the Deed.

9.1.10       Tenant Notification Letters, in the form attached hereto as Exhibit 9.1.10, to each of the tenants under the Leases.

9.1.11       Letters to contractors, to the extent Purchaser is assuming any of the Contracts, in the form attached hereto as Exhibit 9.1.11, advising them of the sale of the Property to Purchaser and directing to Purchaser all bills for the services provided to the Property on and after the Date of Closing.

9.1.12       All keys to the Building in Seller's possession.

9.2       Purchaser’s Deliveries.  At the Closing, Purchaser shall (i) pay Seller the Purchase Price as required by, in the manner described in, Section 2 hereof, and (ii) execute and deliver the following documents:

9.2.1       An assignment and assumption agreement with respect to the Leases in the form attached hereto as Exhibit 9.1.2.

9.2.2       An assignment and assumption agreement with respect to the Contracts in the form attached hereto as Exhibit 9.1.3.

9.2.3       Such documents in a form reasonably acceptable to Purchaser as required from Purchaser pursuant to the Title Commitment as a condition precedent to the issuance of an Owner’s Title Insurance Policy pursuant to the terms thereof.

9.2.4       A settlement statement.

9.2.5       Evidence of Purchaser’s authority reasonably acceptable to the Title Company to enter into the transaction contemplated by this Agreement.

9.2.6       Transfer and Recordation Tax Declarations, or other similar documents required to be executed in connection with the recordation of the Deed.

9.3       Possession.  Purchaser shall be entitled to possession of the Property upon delivery of the Deed to Purchaser.

10.       Default.

10.1       Purchaser Default.  If Purchaser shall fail or refuse to purchase the Property in violation of Purchaser’s obligations hereunder for any reason other than a default by Seller under this Agreement, or shall otherwise be in default in its obligations hereunder, and shall not have cured such default within ten (10) days after receipt of notice thereof from Seller, Seller shall have as its sole remedy the right to terminate this Agreement and retain the full amount of the Deposit and any interest accrued thereon. Seller and Purchaser acknowledge and agree that (a) it would be extremely difficult to accurately determine the amount of damages suffered by Seller as a result of Purchaser’s default hereunder; (b) the Deposit and any interest accrued thereon constitutes a fair and reasonable amount to be received by Seller as agreed and liquidated damages for Purchaser’s default under this Agreement, as well as a fair, reasonable and customary amount to be paid as liquidated damages to a seller in an arm’s length transaction of the type contemplated by this Agreement upon a default by the purchaser thereunder; and (c) receipt by Seller of the Deposit and interest accrued thereon upon Purchaser’s default hereunder shall not constitute a penalty or a forfeiture. In no event shall Seller have the right to bring suit against Purchaser for money damages in the event of a default by Purchaser, except for a suit arising out of the Surviving Obligations or for Purchaser's failure to cause the Title Company to release the Deposit to Seller.

10.2       Seller Default.  If Seller shall refuse or fail to convey the Property to Purchaser in violation of Seller’s obligations hereunder for any reason other than a default by Purchaser under this Agreement, and shall not have cured such default within ten (10) days after receipt of notice thereof from Purchaser, Purchaser shall have to choose one of the following as its sole remedy in connection with such breach: (a) terminate this Agreement and receive a return of the Deposit, or (b) seek specific performance of this Agreement; or (c) waive such breach or default and proceed with Closing. In the event that Purchaser elects to seek specific performance under subsection (b) above, Purchaser hereby agrees that: (i) Purchaser shall bring such action within ninety (90) days after the scheduled Date of Closing, or else such remedy shall be deemed waived; and (ii) in no event shall Seller be obligated to undertake any of the following (A) change the condition of the Property or restore the same after any fire or casualty; (B) expend any money (except as provided in Section 3.2 above) or post a bond to remove or insure over a title defect or encumbrance or to correct any matter shown on a survey of the Property; or (C) expend any money to repair, improve or alter the Improvements or any portion thereof, unless the need for such repair, improvement or alteration would otherwise be required pursuant to the terms hereof. If Purchaser does not institute an action for specific performance or damages within ninety (90) days after the scheduled Date of Closing, time being of the essence, and Purchaser has not then elected to waive such default by Seller, Purchaser shall be deemed to have irrevocably elected to exercise the remedy set forth in Section 10.2(a), above. The foregoing shall not affect Purchaser's rights and remedies for Seller's breach of any of the Surviving Obligations.

10.3       Attorneys’ Fees.  Notwithstanding anything to the contrary in this Agreement, in the event that either Seller or Purchaser, as the case may be, shall bring a lawsuit against the other party to enforce their respective rights under Section 10.1 and 10.2, above, the losing party shall pay the prevailing party’s costs and expenses incurred in connection with such litigation, including without limitation reasonable attorneys’ fees. The “prevailing party” shall be determined by the court hearing such matter.

11.       Miscellaneous.

11.1       Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alternation, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

11.2       Severability. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be effected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

11.3       Applicable Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Missouri.

11.4       Assignability.  Purchaser shall not have the right, without the prior written approval of Seller, to assign or transfer any of Purchaser’s rights, obligations and interests under this Agreement. Any assignment made without Seller’s prior written approval shall be void. No assignment in any event shall release Purchaser herein named from any obligations or liability under this Agreement.

11.5       Successors Bound.  This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

11.6       Captions; Interpretation.  The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or described the scope of this Agreement or the scope or content of any of its provisions. Whenever the context may require, words used in this Agreement shall include the corresponding feminine, masculine, or neuter forms, and the singular shall include the plural and vice versa. Unless the context expressly indicates otherwise, all references to “Section” are to sections of this Agreement. The parties acknowledge that they have had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, and therefore, it is expressly agreed that in the case of any vagueness or ambiguity with regard to any provision of this Agreement, there shall be no presumption of construction against the drafter of such provision, but instead this Agreement shall be interpreted in accordance with a fair construction of the law.

11.7       No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

11.8       Time of Essence. Time is of the essence in this Agreement.

11.9       Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

11.10       Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

11.11       Proper Execution. The submission by Seller to Purchaser of this Agreement in an unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option or an offer, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller to Purchaser of this Agreement for execution by Purchaser and the actual execution thereof and delivery to Seller by Purchaser shall similarly have no binding force and effect on Seller unless and until the date on which Seller shall have executed this Agreement and delivered a copy to Purchaser and the Additional Deposit shall have been received by the Title Company.

11.12       Liability of Seller. It is hereby expressly agreed that any liability of Seller arising hereunder prior to Closing, for any reason whatsoever, shall be limited to Seller’s interests in and to the Property.  It is further hereby expressly agreed that in no event shall any officer, director, employee, agent or representative of Seller have any personal liability in connection with this Agreement or the transaction envisioned herein.

11.13       Waiver. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

11.14       Seller’s Performance. The delivery by Seller of the Deed and the other documents Seller is required to deliver at or prior to Closing to the Title Company shall be deemed to be a full performance and discharge of every agreement and obligation of Seller herein contained and expressed, all of which agreements and obligations shall merge with the Deed and thereafter be of no further force and effect, except as such are, by the express terms hereof, to be performed by Seller or Purchaser after the delivery of such instruments. It is agreed that all other representations, statements, agreements, warranties and covenants of each party hereunder shall continue to bind the parties and survive Closing pursuant to this Agreement; PROVIDED, HOWEVER, such representations, statements, agreements, warranties and covenants shall expire automatically without further action of the parties on the first (1st) anniversary of Closing (excluding those for which a longer survivability period is expressed) unless a specific claim in writing with respect to these matters shall have been made, or an action at law or in equity shall have been commenced or filed before such date.

11.15       Title Company. In performing any of its duties hereunder, the Title Company shall not incur any liability to anyone for any damages, losses or expenses, except for those arising out of its willful default, negligence or breach of trust or fiduciary duty. Seller and Purchaser hereby agree to indemnify and hold harmless to Title Company from the against any and all losses, claims, damages, liabilities and expenses, including reasonable attorney’s fees, which may be incurred by the Title Company in connection with its acceptance or performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, except in the case of Title Company’s willful default, negligence or breach of trust or fiduciary duty. In the event of a dispute between Seller and Purchaser sufficient in the discretion of the Title Company to justify its doing so, the Title Company shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Deposit and all other money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement.

11.16       Business Days. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should fall on a Saturday, Sunday or Legal Holiday (hereinafter defined), the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or Legal Holiday. As used herein, the term “Legal Holiday” shall mean any local or federal holiday on which banks or post offices are closed in Denver, Colorado.

11.17       Surviving Obligations. The term “Surviving Obligations”, as used herein shall mean, collectively, the Indemnity Obligations, defined in Section 3.1.2 above, the Confidentiality Obligations, defined in Section 3.6 above, the Broker Obligations, defined in Section 5.3, above, Seller's obligation to meet the No Further Action Standard defined in Section

3.7.2 above, and Purchaser's obligations under Section 5.2.7 above, together with any other obligations of the parties which expressly survive Closing or the termination of this Agreement for any reason.

11.18 §1031 Exchange.

Seller acknowledges that Purchaser may desire to effect a like kind exchange within the meaning of Section 1031 of the Internal Revenue Code as to all or a portion of the Property. Seller agrees to cooperate with such exchange(s) at no liability, cost or expense to itself, and Purchaser will indemnity Seller against any cost, expense, liability or exposure arising out of such cooperation.

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the dates set forth below, effective as of the date first set forth above.

SELLER:

CHEROKEE NORTH KANSAS CITY, LLC,
a Delaware limited liability company

   By: /s/ Dwight Stenseth
                           Name: Dwight Stenseth
                           Title: Vice President
                           Date: 6/30/06, 2006

PURCHASER:

NORTHTOWN BUSINESS CENTER, L.L.C.,
a Missouri limited liability company

   By:  /s/ Erik H. Lund
                           Name: Erik H. Lund
                           Title: Manager
                           Date:  June 29, 2006

An original, fully executed copy of the Letter of Intent, together with the Initial Deposit was received by Title Company on June 9, 2006. An original, fully executed copy of this Agreement, together with the Additional Deposit, has been received by the Title Company this 7thday of ~~June~~, July 2006, and by execution hereof the Title Company covenants and agrees to be bound by the applicable terms of this Agreement.

CHICAGO TITLE INSURANCE COMPANY
By: /s/ Susan Ferris
Name: Susan Ferris
Title: Commercial Escrow Officer

EXHIBIT 1.1.1

LEGAL DESCRIPTION

All that part of the Northwest Quarter of Section 14, Township 50, Range 33, in North Kansas City, Clay County, Missouri, being more particularly described as follows:

Beginning at a point on the North right-of-way line of West 23rd Avenue, as established by Doc. No. B-62157, in Book 773 at Page 454, North 89 degrees 09 minutes 08 seconds West, 373.50 feet from the West right-of-way line of Burlington Street (US Highway Route No. 71), as now established; thence continuing North 89 degrees 09 minutes 08 seconds West along said North right-of-way line, a distance of 545.08 feet to a point on the East line of that certain tract of land described in Book 366 at Page 294, recorded December 3, 1946; thence North 0 degrees 50 minutes 52 seconds East along said East line, 240 feet to the Northeast corner of said certain tract of land; thence North 89 degrees 09 minutes 08 seconds West along the North line of said tract of land, 185.78 feet to the Northwest corner thereof, being also a point on the Easterly right-of-way line of the Burlington Northern Railroad Company (formerly CB&O Railroad Co.); thence North 7 degrees 31 minutes 44 seconds West along said Easterly right-of-way line, a distance of 529.57 feet to an angle point therein; thence North 2 degrees 37 minutes 55 seconds East, 52.76 feet to a point on the South line of that certain tract of land described in Doc. No. A-72251 in Book 539 at Page 408; thence South 89 degrees 08 minutes 42 seconds East along the South line of said certain tract of land, 79.42 feet to the Southeast corner thereof; thence North 0 degrees 51 minutes 18 seconds East along the East line of said tract of land, 52 feet to a point on the South right-of-way line of West 26th Avenue, as now established by Doc. No. B-62157 in Book 773 at Page 454; thence South 89 degrees 08 minutes 42 seconds East along said South right-of-way line, 301 feet; thence South 2'42'55” West, no longer along said South right-of-way line, 168.64 feet; thence South 89 degrees 08 minutes 42 seconds East, parallel with said South right-of-way line, 431.5 feet; thence South 0 degrees 51 minutes 11 seconds West, 700 feet to Point of Beginning.

EXHIBIT 1.1.5

SCHEDULE OF LEASES AND SECURITY DEPOSITS

Existing Leases:       Security Deposits:

Delphi Automotive Systems LLC, dated July 9, 2002,   $ 0
First Amendment to Lease dated July 9, 2003 and
Second Amendment to Lease dated March 3, 2005

Gallagher Power Fence, Inc. dated May 27, 2003     $9,750

NL Grease, LLC dated March 24, 2003, and     $ 0
First Amendment to Lease dated October 17, 2005

EXHIBIT 1.2.6

ENVIRONMENTAL REPORTS

Date	Document
2/8/89	Certificate of Destruction.
3/20/89	Underground Storage Tank Removals.
6/2/89	Farmland UST Removals, Terracon
11/15/90	Potentiometric Contour Diagrams of Groundwater Data Collected on 8/24/90, 9/21/90, 10/18/90, and 11/19/90.
11/15/91	Phase I Environmental Audit Report, Geraghty &Miller, prepared for the subject property.
11/18/91	Site Map, shows the relative location of subject property.
10/23/97	Farmland Industries, Inc. Underground Storage Tank Removal Report.
11/18/98	Final Phase II Site Assessment, Arcadis Geraghty & Miller, prepared for the subject property.
7/1/99	Preliminary Assessment/Site Inspection Groundwater Sampling Report, MDNR.
8/27/99	MDNR letter and copy of Preliminary Assessment/Site Inspection Groundwater Sampling Report for the sampling event on July 1-2, 1999, official submittal of previous item.
9/29/99	Combined Preliminary Assessment/Site Inspection Report, MDNR Division of Environmental Quality Hazardous Waste Program.
4/10/00	Site Characterization Work Plan, Farmland Corporate Environmental Health & Safety Department.
3/01	Site Characterization Work Plan, Final of previous document.
3/21/02	MDNR Abatement Order on Consent for Site Characterization, executed on June 13, 2002.
10/02/02	Site Characterization Investigation Report, Burns & McDonnell

Date	Document
Engineering Company, Inc.
4/16/03	MDNR letter re: Comments on Site Characterization Investigation Report
6/17/03	Farmland letter to Pia Capell of MDNR re: Response to Site Characterization Comments
8/17/04	Letter from Pia Capell of MDNR
9/9/04	MDNR letter re: Response to Comments on Site Characterization Investigation Report
11/12/04	Shaw letter to MDNR re: Response to MDNR Letter of September 9, 2004 with attached figure Proposed Sample Location Map
8/24/05	Site Participation Agreement between Missouri Department of Natural Resources, Cherokee North Kansas City, LLC and, FI Missouri Remediation Trust
09/07/05
United States Bankruptcy Court, Western District of Missouri, Motion to approve site participation agreement between FI Missouri Remediation Trust, Cherokee North Kansas City, LLC and Missouri Department of Natural Resources

11/29/05	Shaw letter to MDNR re: Site Investigation Workplan
2005?	Draft Agreement and Covenant Not To Sue
2005 ?	10 Tables reporting groundwater and soil sampling results.
1/06/06	MDNR letter re John Weber replacing Karen Cass as MDNR Remedial Project Manager
1/9/06	Quarterly Progress Report letter to MDNR
1/17/06	MDNR letter, comments regarding Site Investigation Workplan
4/10/06	Quarterly Progress Report letter to MDNR
5/09/06	Soil Chemistry Map

Date	Document
5/09/06	Groundwater Chemistry Map
5/09/06	Groundwater Elevation Map
5/15/06	Site Investigation Tables

EXHIBIT 3.1.1

FORM OF ACCESS AGREEMENT

THIS ACCESS AGREEMENT (this “Agreement”) is made as of ___________, 2006, by Cherokee North Kansas City LLC, a Delaware limited liability company (“Owner”) and Northtown Business Center, L.L.C. (“Inspector”), with reference to the following:

A. Owner owns a certain parcel in real property, and all improvements located therein, commonly known as 105 West 26th Avenue, North Kansas City, Missouri, and more specifically described on Exhibit A hereto (“Property”).

B. Owner desires to sell the Property, along with certain related personal and intangible property, and Inspector desires to purchase such real, personal and intangible property from Owner, and both parties have entered into a purchase and sale agreement dated June 28, 2006 (the “Purchase Agreement”) to that effect.

C. Inspector has requested access to the Property to commence certain due diligence investigations, and Owner is willing to permit such access for certain specified purposes and on certain restrictive conditions.

NOW, THEREFORE, with the intent to be legally bound and for consideration the existence and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Owner agrees to allow Inspector and Inspector’s engineers, architects and other employees and agents reasonable access to the Property during normal business hours for the limited purposes provided herein.

2. Inspector and its engineers, architects, employees, agents and contractors may exercise such access solely for the purposes of (i) reviewing leases, contracts, books and records relating to Property (other then any privileged, proprietary or confidential records), soil reports, environmental studies and reports, surveys, and building and systems plans; (ii) reviewing records relating to operating expenses; and (iii) inspecting the physical condition of the Property and conducting non-intrusive physical and environmental tests and inspections thereof. INSPECTOR SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING OWNER’S WRITTEN CONSENT AS TO THE SCOPE AND TIMING OF THE WORK TO BE PERFORMED, WITHOUT AN AUTHORIZED REPRESENTATIVE OF SELLER BEING PRESENT AT ALL TIMES DURING SUCH TESTING, AND THE PARTIES ENTER INTO AN AMENDMENT HERETO ADDING AN EXHIBIT B MEMORIALIZING SUCH SCOPE OF WORK AND ANY ADDITIONAL AGREEMENTS OF THE PARTIES WITH RESPECT TO SUCH TESTING. For purposes hereof, the term “non-intrusive physical inspection” shall include soil borings and/or soil samples taken from the unimproved portions of the Property provided that no physical improvements are damaged and/or penetrated in connection with such tests and/or inspections and provided further that: (i) all such tests and studies shall be conducted in a reasonable manner so as not to interfere or disrupt Owner’s or any tenant’s possession of the Property; (ii) Inspector shall properly identify and mark any and all disruptions to the surface of the soil so as to avoid any hazard which may result from any open holes or other obstructions caused as a result of such tests and studies; (iii) Inspector shall not allow to remain upon the Property any holes or disruptions to the surface of the Property which would endanger or jeopardize any other persons who may be present thereon; and (iv) Inspector shall restore the Property to the condition prevailing prior to the exercise of its rights hereunder. Intrusive testing shall only include those activities which penetrate, pierce, drill through, bore through, puncture, mar, deface or damage any physical improvement located upon the Property.

3. Inspector agrees that it will cause any person accessing the Property hereunder to be covered by not less than $2,000,000 liability insurance insuring all activity and conduct of such person while exercising such right of access. Inspector represents and warrants that it carries not less than $2,000,000 general liability insurance with a contractual liability endorsement which insures its indemnity obligations under this Agreement, which names Owner as insured thereunder, a copy of which policy and endorsement is attached hereto as Exhibit C.

4. Inspector agrees that in the exercise of the right of access granted hereby, it will not unreasonably interfere with or permit unreasonable interference with quiet enjoyment of all or any portion of the Property or any activity of any tenant thereof, or unreasonably interfere with or permit the unreasonable interference with any person occupying or providing service at the Property.

5. Inspector agrees to indemnify, defend and hold Owner free and harmless from any loss, injury, liability, damage, claim, lien, cost or expenses, including reasonable attorney’s fees and costs, arising from the exercise by Inspector or its employees, consultants, agents or representatives of the right of access under this Agreement or arising out of a breach of this Agreement by Inspector. Any inspections undertaken by Inspector pursuant to this Agreement shall be at Inspector’s sole risk and expense. This agreement to indemnity and hold harmless shall survive any termination of this Agreement pursuant to its terms.

6. Without in any manner limiting the obligation of Inspector under Paragraph 2 hereof to seek and obtain the written consent of Owner prior to conducting any physically intrusive tests on, under or about the Property, Inspector agrees to give Owner reasonable prior notice (which may be oral) of its intent to conduct any inspections or tests so that Owner will have the opportunity to have a representative present during any such inspection or test, the right to do which Owner expressly reserves. Inspector agrees to cooperate with any reasonable request by Owner in connection with the timing of any such inspection or test, the right to do which Owner expressly reserves. Inspector agrees to cooperate with any reasonable request by Owner in connection with the timing of any such inspection or test.

7. Inspector agrees that all documents and information regarding the Property of whatsoever nature made available to it by Owner or Owner’s agents or representatives and the results of all tests and studies of the Property, including such tests and studies, and the results thereof, performed by or on behalf of Inspector (collectively, the “Proprietary Information”) are proprietary and confidential and Inspector shall not disclose to any other person except those assisting Inspector with the analysis of the Property for purposes of evaluating its feasibility for Inspector’s intended use or Inspector’s lender, if any, and then only upon making such person aware of the confidentiality restrictions and procuring the agreement of such person to abide by the confidentiality obligation. In the event the purchase and sale contemplated by Owner and Inspector fails to close for any reason whatsoever, Inspector agrees, upon Owner’s request, to return to Owner, or cause to be returned to Owner, all Proprietary Information; provided, however, that Inspector shall not be required to return any tests or studies, or the results thereof, prepared for or on behalf of Inspector by any outside consultant or attorney if the failure to close the purchase and sale resulted out of a default by Owner under the Purchase Agreement. All obligations of Inspector under this Paragraph shall be referred to as the “Confidentiality Obligations.” Inspector shall indemnify Owner against all costs, claims and damages, including reasonable attorney’s fees, suffered or sustained as the result of Inspector’s breach of the Confidentiality Obligations. This agreement to indemnify and hold harmless with respect to a breach of the Confidentiality Obligations shall survive any termination of this Agreement pursuant to its terms.

8. Inspector agrees that any inspection, test or other study or analysis of the Property shall be performed at Inspector’s expense and in strict accordance with applicable law.

9. Inspector agrees at its own expense promptly to restore the Property if any inspection or test requires or results in any damage to or alteration of its condition.

10. Unless otherwise expressly stated in the Purchase Agreement, Owner makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or other information, including without limitation the contents of Owner’s or its Property manager’s books and records, rent rolls or income and expense statements, which it may make available to Inspector in connection with Inspector’s evaluation of the Property; provided, however, Owner represents and warrants that Owner has no actual knowledge of any inaccuracy or omission with respect to such materials. Inspector acknowledges and agrees that all materials, data and other information made available to Inspector are made available as a convenience and accommodation only.

11. This Agreement will commence as of its date and automatically terminate upon the earliest of: (a) written notice from either party to the other that negotiations relating to the Purchase Agreement have been discontinued, or (b) if the Purchase Agreement has been executed by each party, then upon termination of the Purchase Agreement, for any reason, or (c) upon Closing (as defined in the Purchase Agreement); provided, however, that Inspector’s liabilities under the indemnity provisions of Paragraph 5 and 7 hereof shall survive any termination of this Agreement.

12. This Agreement shall be construed and enforced in accordance with the internal laws of the locality in which the Property is located.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

Cherokee North Kansas City, LLC,
a Delaware limited liability company

By:  _______________________________
                          Name: _______________________________
                          Title: _______________________________
Date:	__________________________, 2006

INSPECTOR:

Northtown Business Center, L.L.C.,
A Missouri limited liability company

By:  _______________________________
                          Name: _______________________________
                          Title: _______________________________
Date:	_______________________, 2006

Exhibits:

A-Legal Description

B-Scope and Work to Be Performed by Purchaser

C-Copy of Purchaser’s Insurance Policy and Contractual Liability Endorsement

EXHIBIT 3.2.2

EXISTING TITLE AND SURVEY MATTERS

1. Taxes and assessments, general and special, not yet due and payable.

2. Property is located within the boundaries of the North Kansas City Levee District and is subject to assessments by reason thereof. (Included in state and county taxes).

3. Grant of Right of Way over a 40 feet strip of land granted to Western Resources, Inc. for pipeline as established in the instrument recorded April 22, 19943, as Document No. M-16619, in Book 2346, Page 223.

4. Utility easement granted to Kansas City Power & Light Company over a 10 foot strip of land as established in the instrument recorded January 15, 1976, as Document No. D-28697, in Book 1218, Page 990.

5. Sewer easement granted to City of North Kansas City over the North 25 feet of the land as established in the instrument recorded January 30, 1950, as Document No. A-19562, in Book 436, Page 607.

6. Terms and provision of the Reciprocal Easement Agreement by and between Douglas Battery Manufacturing Company, North Carolina Corporation, and Farmland Industries, Inc. a Kansas Corporation, records November 18, 1991, as Document No. L-12268, in Book 2072, Page 571.

7. Memorandum of Lease by and between Douglas Battery Manufacturing Company, a North Carolina Corporation, Lessor, and Farmland Industries, Inc., Lessee, recorded November 18, 1991, as Document No. L-12272, in Book 2072, Page 622.

8. Purchase Right Agreement by and between Farmland Industries, Inc., a Kansas Corporation, and Douglas Battery Manufacturing Company, a North Carolina Corporation, recorded November 18, 1991, as Documents No. L-12272, in Book 2072, Page 622.

9. Railroad rights of way, switch tracks, spur tracks, electric and telephone transmission lines and all other easements, if any, over the land.

10. Tenancy rights, either as month to month or by virtue of written leases, of persons now in possession of any part of the land, pursuant to written but unrecorded leases.

11. The rights of the public in and to parts thereof in street, roads and alleys.

12. The matters shown on the Survey prepared by _________ dated ___________.

EXHIBIT 3.3

SCHEDULE OF CONTRACTS

•	Ackerson Lawn & Landscape

•	Landmark Water Services (HVAC)

•	Dynatron Elevator

•	SEI - Security Equipment, Inc.

•	Siemens Building Technologies, Inc.

EXHIBIT 5.1.12

ENVIRONMENTAL COMPLIANCE DISCLOSURES

•	Missouri Department of Natural Resources letter dated August 27, 1999.

•	Abatement Order on Consent for Site Characterization executed June 13, 2002.

EXHIBIT 9.1.1

SPECIAL WARRANTY DEED

This Deed witnesseth, that Cherokee North Kansas City, LLC, a Delaware limited liability company, (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other valuable considerations paid to Grantor the receipt and sufficiency of which are hereby acknowledged, does by these presents, subject to the exceptions hereinafter set forth, grant, bargain and sell, convey and confirm unto Northtown Business Center, L.L.C., a Missouri limited liability company, having an address of ______________________________, ________, (“Grantee”), his heirs, successors and assigns, the following described land situate in Clay County, Missouri, to-wit:

See Exhibit A attached hereto and incorporated herein by reference.

This conveyance is made and accepted subject to all easements, reservations, declarations, conditions and restrictions of record and other matters affecting the Property, including, without limitation, those easements, reservations, conditions, restrictions and matters listed on Exhibit B attached hereby and incorporated herein by reference.

To have and to hold the property aforesaid, with all and singular rights, privileges, appurtenances and immunities thereto belonging or in anywise appertaining, unto said Grantee, and unto his heirs, successors and assigns forever; said Grantor hereby covenanting that it is lawfully seized of an indefeasible estate in fee of the property herein conveyed; that it has good right to convey the same; that said property is free and clear from any encumbrance done or suffered by it, and that it will specially warrant and defend the title to said property unto said Grantee and unto its successors and assigns forever, against the lawful claims and demands of all persons claiming by or through Grantor.

In witness whereof, said Grantor has caused these presents to be executed under its seal, pursuant to due authority, this ____ day of __________, _____.

Cherokee North Kansas City, LLC,
a Delaware limited liability company

By: _______________________________
                            Name:
                            Title:

In the State of     , County of   , on this ____ day of __________, ____, before me, the undersigned, a Notary Public in and for said County and State, personally appeared ___________________, to me personally known, who being by me duly sworn did say that he/she is the _____   of     , and that the seal thereto affixed is the Corporation Seal of said     and that said deed was signed and sealed in behalf of said Corporation by authority of its Board of Directors and said Secretary acknowledged said deed to be the free act and deed of said corporation

Witness my hand and Notarial Seal subscribed and affixed in said County and State, the day and year in this certificate above written.

[Notarial Seal]    ____________________________________

Notary Public

My Commission Expires: _______________

EXHIBIT A

Legal Description

All that part of the Northwest Quarter of Section 14, Township 50, Range 33, in North Kansas City, Clay County, Missouri, being more particularly described as follows:

Beginning at a point on the North right-of-way line of West 23rd Avenue, as established by Doc. No. B-62157, in Book 773 at Page 454, North 89 degrees 09 minutes 08 seconds West, 373.50 feet from the West right-of-way line of Burlington Street (US Highway Route No. 71), as now established; thence continuing North 89 degrees 09 minutes 08 seconds West along said North right-of-way line, a distance of 545.08 feet to a point on the East line of that certain tract of land described in Book 366 at Page 294, recorded December 3, 1946; thence North 0 degrees 50 minutes 52 seconds East along said East line, 240 feet to the Northeast corner of said certain tract of land; thence North 89 degrees 09 minutes 08 seconds West along the North line of said tract of land, 185.78 feet to the Northwest corner thereof, being also a point on the Easterly right-of-way line of the Burlington Northern Railroad Company (formerly CB&O Railroad Co.); thence North 7 degrees 31 minutes 44 seconds West along said Easterly right-of-way line, a distance of 529.57 feet to an angle point therein; thence North 2 degrees 37 minutes 55 seconds East, 52.76 feet to a point on the South line of that certain tract of land described in Doc. No. A-72251 in Book 539 at Page 408; thence South 89 degrees 08 minutes 42 seconds East along the South line of said certain tract of land, 79.42 feet to the Southeast corner thereof; thence North 0 degrees 51 minutes 18 seconds East along the East line of said tract of land, 52 feet to a point on the South right-of-way line of West 26th Avenue, as now established by Doc. No. B-62157 in Book 773 at Page 454; thence South 89 degrees 08 minutes 42 seconds East along said South right-of-way line, 301 feet; thence South 2'42'55” West, no longer along said South right-of-way line, 168.64 feet; thence South 89 degrees 08 minutes 42 seconds East, parallel with said South right-of-way line, 431.5 feet; thence South 0 degrees 51 minutes 11 seconds West, 700 feet to Point of Beginning.

EXHIBIT B

Permitted Exceptions

EXHIBIT 9.1.2

ASSIGNMENT AND ASSUMPTION OF LEASES

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Cherokee North Kansas City, LLC, a Delaware limited liability company, having an address of _______________________________________ (“Assignor”), hereby assigns, transfers and delegates to Northtown Business Center, L.L.C., a Missouri limited liability company, having an address of __________________________ (“Assignee”), and Assignee hereby accepts the assignment, transfer and delegation of, all of Assignor’s right, title and interest in and to, the leases described on Exhibit A attached hereto (the “Leases”) and the unapplied non-cash security deposits held by Assignor under and pursuant to the Leases, all of which are listed on Exhibit A attached hereto (the “Security Deposit”), all of which Leases and Security Deposits relate to the property known as 105 West 26th Avenue, North Kansas City, Missouri, and Assignee does further hereby agree to assume all of Assignor’s duties, obligations and liabilities under and pursuant to the terms of the Leases from and after the date hereof. Assignee acknowledges that as to the Security Deposits, Assignee has received a credit therefor from Assignor at the closing of Assignee’s acquisition of the Property and is therefor responsible for the proper handling and return of all such Security Deposits to the tenants entitled thereto as provided in the Leases.

Assignee hereby assumes and agrees to perform, on and after the date hereof, all of the terms, covenants, obligations and conditions required to be performed by landlord under the Leases, provided, however that Assignor shall remain responsible for the performance of all of the terms, covenants, obligations and conditions required to be performed by landlord under the Leases for the period prior to the date hereof.

Assignor, by these presents, does, for itself and for its successors and assigns, hereby indemnify and hold harmless Assignee, and its successors and assigns, from and against all and every manner of action and actions, cause or causes of action, suits, debts, sums of money, accounts, reckonings, bills, covenants, contracts, controversies, agreements, trespasses, damages, judgments, costs, expenses, attorneys' fees, penalties, fines, settlements, claims, orders and demands whatsoever, of every nature and description, whether at law or in equity, arising from or in any way pertaining to the obligations of landlord under the Leases prior to the date hereof.

Assignee, by these presents, does, for itself and for its successors and assigns, hereby indemnify and hold harmless Assignor, and its successors and assigns, from and against all and every manner of action and actions, cause or causes of action, suits, debts, sums of money, accounts, reckonings, bills, covenants, contracts, controversies, agreements, trespasses, damages, judgments, costs, expenses, attorneys' fees, penalties, fines, settlements, claims, orders and demands whatsoever, of every nature and description, whether at law or in equity, arising from or in any way pertaining to the obligations of landlord under the Leases following the date hereof.

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation, including without limitation reasonable attorney’s fees.

This Agreement may be executed and delivered in any number counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

Nothing in this Assignment and Assumption of Leases is intended to, or shall be construed to, confer upon or given to any person, firm or corporation other than the parties hereto any right, remedy or claim under or by reason of this instrument. All terms and conditions in this instrument shall be for the sole and exclusive benefit of the parties hereto.

EXECUTED as of the _____ day of __________________, ____.

ASSIGNOR:

Cherokee North Kansas City, LLC,
a Delaware limited liability company

By:	_____________________________
Name:
Title:

ASSIGNEE:

Northtown Business Center, L.L.C.,
a Missouri limited liability company

By:	_____________________________
Name:
Title:

EXHIBIT A

List of Leases and Security Deposits

EXHIBIT 9.1.3

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

For valuable consideration, the receipt and sufficiency of which is hereby acknowledge, Cherokee North Kansas City, LLC, a Delaware limited liability company, having an address of __________________________________________ (“Assignor”), hereby assigns, transfer and delegates to Northtown Business Center, L.L.C., a Missouri limited liability company, having an address of ______________________ (“Assignee”), and Assignee hereby accepts the assignment, transfer and delegation of, all of Assignor’s right, title and interest in and to the contracts described on Exhibit A attached hereto (the “Contract”) relating to certain real property known as 105 West 26th Avenue, North Kansas City, Missouri, and Assignee does further hereby agree to assume all of Assignor’s duties, obligations and liabilities under the pursuant to the terms of the Contracts from and after the date hereof.

Assignee hereby assumes and agrees to perform, on and after the date hereof, all of the terms, covenants, obligations and conditions required to be performed by Assignor under the Contracts, provided, however that Assignor shall remain responsible for all of the terms, covenants, obligations and conditions required to be performed by Assignor under the Contracts prior to the date hereof.

Assignor, by these presents, does, for itself and for its successors and assigns, hereby indemnify and hold harmless Assignee, and its successors and assigns, from and against all and every manner of action and actions, cause or causes of action, suits, debts, sums of money, accounts, reckonings, bills, covenants, contracts, controversies, agreements, trespasses, damages, judgments, costs, expenses, attorneys' fees, penalties, fines, settlements, claims, orders and demands whatsoever, of every nature and description, whether at law or in equity, arising from or in any way pertaining to Assignor’s obligations pursuant to the Contracts prior to the date hereof.

Assignee, by these presents, does, for itself and for its successors and assigns, hereby indemnify and hold harmless Assignor, and its successors and assigns, from and against all and every manner of action and actions, cause or causes of action, suits, debts, sums of money, accounts, reckonings, bills, covenants, contracts, controversies, agreements, trespasses, damages, judgments, costs, expenses, attorneys' fees, penalties, fines, settlements, claims, orders and demands whatsoever, of every nature and description, whether at law or in equity, arising from or in any way pertaining to Assignee’s obligations pursuant to the Contracts following the date hereof.

If any litigation between Assignor and Assignee arises out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such litigation including without limitation reasonable attorneys’ fees.

This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Nothing in this Assignment and Assumption of Contracts is intended to, or shall be construed to, confer upon or given to any person, firm or corporation other than the parties hereto any right, remedy or claim under of by reason by this instrument. All terms and conditions in this instrument shall be for the sole and exclusive benefit of the parties hereto.

EXECUTED as of the _____ day of __________________, ______.

ASSIGNOR:

Cherokee North Kansas City, LLC,
a Delaware limited liability company

By:	_____________________________
Name:
Title:

ASSIGNEE:

____________________________,
a _______________________

By:	_____________________________
Name:
Title:

EXHIBITS

List of Contracts

EXHIBIT 9.1.5

FIRPTA AFFIDAVIT

The undersigned hereby declares that the name, address and United States taxpayer identification number of the owner of the real property described in Exhibit “A” attached hereto and incorporated herein by reference is as follows:

Name and Address     I.D. Number

Cherokee North Kansas City, LLC   _______________
____________________________
____________________________

The owner is a corporation organized and existing under the laws of the State of Delaware, and as such, is not a foreign citizen or entity.

The undersigned understands that the purchaser of the property intends to rely on the foregoing representations in connection with the United States Foreign Investment and Real Property Act.

Cherokee North Kansas City, LLC
a Delaware limited liability company

By:	____________________________

Name:

Title:

EXHIBIT 9.1.8

TENANT ESTOPPEL CERTIFICATE

To: Northtown Business Center, L.L.C.

("Purchaser")

_____________________________ (“Tenant”) hereby warrants and represents to and agrees with Purchaser as follows, with the understanding that Purchaser is relying on such warranties, representations and agreements as an inducement to purchase the property which is described in the lease:

1. Tenant is the tenant under that certain lease (as amended to date, the “Lease”) dated _______________ between Cherokee North Kansas City, LLC, as landlord (“Landlord”) and Tenant, covering _________ square feet of leaseable area (the “Leased Premises”) in the building (the “Building”) located on the property known as ______________ (the “Property”).

2. Attached hereto as Exhibit A is a true, correct and complete copy of the Lease, including all amendments or modifications thereto, if any. There are no promises or representations made to Tenant by Landlord concerning the Lease or the Leased Premises which are not contained in the Lease.

3. The Lease has not been amended or modified, except as reflected in Exhibit A, and is in full force and effect as originally executed, and, to the best of Tenant's knowledge and belief, Leased Premises which are not contained in the Lease.

4. The initial term of the Lease is ____ years and ____ months and the Lease will expire on _________________. Tenant does ____ or does not ____ (check one) have the right to extend the term of the Lease for a period of ______ years, in accordance with paragraph ___ of the Lease.

5. The monthly rent due and payable under the Lease is the amount of $___________, subject to periodic adjustment in accordance with paragraph __ of the Lease. Monthly rental has not been paid by Tenant to Landlord more than thirty (30) days in advance.

6. The Lease does not provide the Tenant with the right to acquire (by purchase or otherwise) all or any part of the Building.

7. All improvements, additions, tenant improvement work and alterations required to be furnished under the Lease have been satisfactorily completed.

8. No breach or default exists under the Lease on the part of the Landlord and to the best of Tenant's knowledge, on the part of Tenant, or any event which with the passage of time or delivery of notice would constitute such a breach or default.

[9. Tenant is a debtor-in-possession pursuant to Chapter 11 Case No. _________. Delphi Lease only]

10. The security deposit held by Landlord with respect to the Leased Premises is $__________.

11. Tenant has no offset rights against Landlord.

12. The person signing this letter on behalf of Tenant is a duly authorized representative of Tenant.

13. All exhibits attached hereto are by this reference incorporated fully herein and are true, correct, and complete. The term “this Certificate” shall be considered to include all such exhibits.

14. This Certificate shall inure to the benefit of Landlord, Purchaser, and any lender making an acquisition loan of the Property to Purchaser, and their respective successors and assigns, and shall be binding upon Tenant and Tenant's heirs, legal representatives, successors and assigns. This Certificate shall not be deemed to alter or modify any of the terms and conditions of the Lease except to the extent specifically set forth herein.

15. The guarantors of the Lease are _____________________________________.

EXECUTED this ______ day of _____________, 200__.

TENANT:

                        ______________________
By: ______________________
Name: ____________________
Title:   ____________________

LANDLORD ESTOPPEL CERTIFICATE

To:   Northtown Business Center, L.L.C.
        ______________________
       ______________________
        ("Purchaser")

Cherokee North Kansas City, LLC (“Landlord”) hereby warrants and represents to and agrees with Purchaser as follows, with the understanding that Purchaser is relying on such warranties, representations and agreements as an inducement to purchase the property which is described in the lease:

1. Landlord is the landlord under that certain lease (as amended to date, the “Lease”) dated _______________ between ____________ as tenant (“Tenant”) and Landlord, covering approximately _________ square feet of leaseable area (the “Leased Premises”) in the building (the “Building”) located on the property (the “Property”).

2. Attached hereto as Exhibit A is a true, correct and complete copy of the Lease, including all amendments or modifications thereto, if any. There are no promises or representations made to Tenant by Landlord concerning the Lease or the Leased Premises which are not contained in the Lease.

3. The Lease has not been amended or modified, except as reflected in Exhibit A, and is in full force and effect as originally executed, and, to the best of Tenant's knowledge and belief, Leased Premises which are not contained in the Lease.

4. The initial term of the Lease is ____ years and ____ months and the Lease will expire on _________________. Tenant does ____ or does not ____ (check one) have the right to extend the term of the Lease for a period of ______ years, in accordance with paragraph ___ of the Lease.

5. The monthly rent due and payable under the Lease is the amount of $___________, subject to periodic adjustment in accordance with the Lease. Monthly rental has not been paid by Tenant to Landlord more than thirty (30) days in advance.

6. The Lease does ____ or does not ____ (check one) contain specific limitations, exceptions or exclusions from Tenant's obligation to pay building and common area expenses and costs assessed to Tenant under the Lease.

7. The Lease does not provide the Tenant with the right to acquire (by purchase or otherwise) all or any part of the Building.

8. All improvements, additions, tenant improvement work and alterations required to be furnished by Landlord under the Lease have been satisfactorily completed.

9. No breach or default exists under the Lease on the part of the Landlord and to the best of Tenant's knowledge, on the part of Tenant, or any event which with the passage of time or delivery of notice would constitute such a breach or default. [Delphi estoppel would disclose the then current bankruptcy status of Tenant.]

10. The security deposit held by Landlord with respect to the Leased Premises is $_____________.

11. The person signing this letter on behalf of Landlord is a duly authorized representative of Landlord.

12. All exhibits attached hereto are by this reference incorporated fully herein and are true, correct, and complete. The term “this Certificate” shall be considered to include all such exhibits.

13. This Certificate shall inure to the benefit of Purchaser and its Lender and their respective successors and assigns. This Certificate shall not be deemed to alter or modify any of the terms and conditions of the Lease except to the extent specifically set forth herein.

14. The guarantors of the Lease are _____________________________________.

EXECUTED this ______ day of _____________, 2006.

LANDLORD:

Cherokee North Kansas City, LLC,
A Delaware limited liability company

By:  ______________________
Name:  ______________________
Title:  ______________________

Exhibit A to Estoppel Certificate

[Lease Agreement and Any Amendments Thereto]

EXHIBIT 9.1.10

FORM OF TENANT NOTIFICATION LETTER

                                                       Date: ___________, ____

_________________________________
_________________________________
_________________________________
Attn: ____________________________

Re: 105 West 26th Avenue, North Kansas City, Missouri (the “Building”)

Dear Sir/Madam:

This will advise you that Cherokee North Kansas City, LLC (“Seller”) has sold the Building to Northtown Business Center, L.L.C. (“Purchaser”) effective as of _____________, ____ (the “Closing Date”). Please make all future rent checks payable to Purchaser and send such checks, and any future notices or other correspondence relating to your lease of space in the Building, to Purchaser, at the following address:

  ____________________________

                              ____________________________

All rent payments which were due, but not paid, prior to the Closing Date should be sent to Seller at the following address:

Cherokee North Kansas City, LLC
_____________________________
_____________________________

If you have any questions, please call the undersigned at (___) ___-____.

Sincerely,

Cherokee North Kansas City, LLC

By:	________________________________
Name:
Title:

EXHIBIT 9.1.11

CONTRACTOR NOTIFICATION LETTER

                                                        Date: ______________, ____

____________________________
____________________________
____________________________
Attn: ________________________

Re:	105 West 26th Avenue, North Kansas City, Missouri (the “Building”)

Dear Sir/Madam:

This will advise you that Cherokee North Kansas City, LLC (“Seller”) has sold the Building to Northtown Business Center, L.L.C. (“Purchaser”) effective as of _________ __, ____ (the “Closing Date”). Please send all future bills for services rendered at the Building, and any future notices or other correspondence relating to your contract for services at the Building, to Purchaser, at the following address:

_____________________________________
_____________________________________
_____________________________________

Bills for services rendered by your company prior to the Closing Date should be sent to Seller. For all bills seeking payment for services which were provided both before and after the Closing Date, please be certain that such bills clearly indicate the amount of the charges incurred before the Closing Date and those charges incurred after the Closing Date.

If you have any questions, please call the undersigned at (___) ___-____.

Sincerely,

Cherokee North Kansas City, LLC

By:	______________________________
                                        Name:
                                        Title:

[logo] CHICAGO TITLE INSURANCE COMPANY
106 W. 11th St. Suite 1800
Kansas City, MO 64105
(816) 421-5040 FAX: (816) 421-7122

ESCROW RECEIPT

Receipt/Document No.:000000264497

Escrow No.:  02601 -020062817 001 SJF  Date: July 7, 2006
Check Payor:     Maxus Properties
Description:  Earnest Deposit
Property Address: North Kansas City, Missouri

Receipt $ 100,000.00

Total Receipt $ 100,000.00

Received by: /s/ Randi K Cerni

ALL CHECKS RECEIVED SUBJECT TO COLLECTION.

[copy of check omitted]